EXHIBIT 8.1

                         [Hunton & Williams Letterhead]

                                  July 28, 1998



Owens & Minor, Inc.
4800 Cox Road
Glen Allen, Virginia  23060

                              Owens & Minor Trust I
                       Certain Federal Income Tax Matters

Ladies and Gentlemen:

                  We have acted as counsel to Owens & Minor, Inc. (the "Company") and Owens & Minor Trust I (the "Trust") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of, among other securities, (1) $132 million aggregate principal amount of 5.375% Junior Subordinated Convertible Debentures (the "Junior Subordinated Debentures") issued by the Company to the Trust and (2) 2,640,000 $2.6875 Term Convertible Securities, Series A, liquidation amount $50 per security, issued by the Trust. We have reviewed copies of (1) the Registration Statement and the prospectus included therein (the "Prospectus") and (2) such other documents as we have considered necessary or appropriate as a basis for the opinion set forth below. We have also relied upon, and assumed the accuracy of, certain written representations made to us by the Company.

                  Based on the foregoing, we confirm that the statements of law and legal conclusions contained in the Prospectus under the caption "Certain Federal Tax Consequences" constitute our opinion, subject to the assumptions, conditions, and limitations described therein, and that the discussion thereunder does not omit any material provision with respect to the matters covered.

                  This opinion is solely for your benefit and may not be distributed to or relied upon by any other person without our prior written consent. We do not undertake to advise you of any changes in our opinion expressed herein (or under the heading "Certain Federal Income Tax Consequences" in the Prospectus) resulting from matters that might hereafter arise or be brought to our attention.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams under the captions "Certain Federal Tax Consequences" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                              Very truly yours,

                                              /s/ Hunton & Williams